As Filed With the Securities and Exchange Commission on
                       September 2, 1994
                                        Registration No. 33-53001
_________________________________________________________________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                      ____________________

                          AMENDMENT NO. 1
                             TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              under
                   THE SECURITIES ACT OF 1933
                      ____________________

               ACCEPTANCE INSURANCE COMPANIES INC.
     (Exact Name of Registrant as Specified in Its Charter)


    DELAWARE               6331                 31-0742926
(State of other     (Primary SIC Code)    (I.R.S. Employer ID No.)
jurisdiction of
incorporation or
organization)
                      222 South 15th Street
                         Suite 600 North
                      Omaha, Nebraska 68102
                         (402) 344-8800
       (Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

                      _____________________

       Kenneth C. Coon                       Copies to:
     Chairman and Chief                  Donn E. Davis, Esq.
     Executive Officer                 Sylvester J. Orsi, Esq.
    222 South 15th Street              Crosby, Guenzel, Davis,
       Suite 600 North                    Kessner & Kuester
    Omaha, Nebraska  68102         134 South 13th Street, Suite 400
       (402) 344-8800                  Lincoln, Nebraska  68508
(Name, Address, Including Zip               (402) 434-7300
 Code, and Telephone Number,
Including Area Code, of Agent
        For Service)
                      ____________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of these securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, check the following box:   X
                                                      ___

                 CALCULATION OF REGISTRATION FEE

                              PROPOSED    PROPOSED
  TITLE OF EACH               MAXIMUM     MAXIMUM
    CLASS OF        AMOUNT    OFFERING    AGGREGATE
SECURITIES TO BE    TO BE     PRICE PER   PRICE PER    AMOUNT OF
   REGISTERED     REGISTERED  UNIT (1)    UNIT (1)   REGISTRATION
________________  __________  _________  __________  ____________
Shares of Common    266,781    $11.63    $3,102,630     $1,070
Stock offered by
Selling
Shareholder
_______________

(1) Estimated solely for purposes of computing the registration fee. Based on the average of the high and low prices of the shares of common stock reported in the New York Stock
     Exchange, Inc., on March 31, 1994.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                      CROSS-REFERENCE SHEET


                                               Caption or
         Item of Form S-3                 Location in Prospectus
         ________________                 ______________________


 1.  Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus . .       Outside Front Cover Page

 2.  Inside Front and Outside
     Back Cover Pages of
     Prospectus . . . . . . . . .       Inside Front and Outside
                                        Back Cover Page; Available
                                        Information; Incorporation
                                        of Certain Documents by
                                        Reference

 3.  Summary Information, Risk
     Factors and Ratio of
     Earnings to Fixed Charges . .      Certain Investment
                                        Considerations

 4.  Use of Proceeds . . . . . . .      Use of Proceeds

 5.  Determination of Offering
     Price . . . . . . . . . . . .      Not Applicable

 6.  Dilution  . . . . . . . . . .      Not Applicable

 7.  Selling Security Holders  . .      Outside Front Cover Page;
                                        Selling Shareholders

 8.  Plan of Distribution  . . . .      Outside Front Cover Page;
                                        Plan of Distribution

 9.  Description of Securities to
     be Registered . . . . . . . .      Incorporation of Certain
                                        Documents by Reference

10.  Interests of Named Experts
     and Counsel . . . . . . . . .      Legal Matters

11.  Material Changes  . . . . . .      The Company; Recent
                                        Developments; Incorporation
                                        of Certain Documents by
                                        Reference

12.  Incorporation of Certain
     Documents by Reference  . . .      Incorporation of Certain
                                        Documents by Reference

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities . . . . . . . . .      Not Applicable

PROSPECTUS

               ACCEPTANCE INSURANCE COMPANIES INC.
              Up to 266,781 Shares of Common Stock

          The shares of common stock ("Common Stock") of Acceptance Insurance Companies Inc. (the "Company") offered hereby are being offered by individual selling shareholders (the "Selling Shareholders") of the Company. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders.

          The Common Stock is listed for trading on the New York
Stock Exchange ("NYSE") under the symbol "AIF."

          The shares of Common Stock offered by the Selling Shareholders may be offered from time-to-time in open market transactions on the NYSE, or in private transactions, or otherwise, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may affect such transactions by selling their shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of any such shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The Selling Shareholders and any broker-dealer acting in connection with the sale of the shares of common stock offered hereby for Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by them, or any profit on resales of the shares of common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

          The costs, expenses and fees incurred in connection with the registration of shares of Common Stock (excluding discounts, concessions or commissions paid in connection with the sale of shares of Common Stock by the Selling Shareholders) will be paid by the Company. Such expenses are estimated to be $35,000.

          For a discussion of certain risks and other factors relating to the offering and the Company, see "Certain Investment
Considerations."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
   ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.


      The date of this Prospectus is ______________, 1994

                      AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), Washington, D.C. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, 14th Floor, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and such reports, proxy statements and other information also should be available for inspection at the library of the NYSE, located at 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed therewith, copies of which may be obtained from the Commission as specified above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company hereby incorporates by reference in this Prospectus its Annual Report on Forms 10-K, 10-K/A-1 and 10-K/A-2 for the year ended December 31, 1993, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, and June 30, 1994, and its Current Report on Form 8-K dated July 2, 1993, and Amendments 1, 2, 3, 4 and 5 thereto on Form 8-K/A, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, be deemed to constitute a part of this Prospectus.

          The Company hereby incorporates by reference in this Prospectus the description of its Common Stock, par value $.40 per share, set forth in its Registration Statement on Form 8-A (the description of such Common Stock incorporated by reference in the Form 8-A to the Company's registration on Form S-1, File No. 33-53730).

          Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be directed to the Company's executive offices at: Secretary, Acceptance Insurance Companies Inc., 222 South 15th Street, Suite 600 North, Omaha, Nebraska 68102,
(402) 344-8800.


                           THE COMPANY

          Acceptance Insurance Companies Inc. (the "Company"), a Delaware corporation, is a holding company engaged primarily in the specialty property and casualty insurance business through its insurance subsidiaries and owns certain real estate investments, principally in Florida. The Company writes specialty property and casualty insurance through its operating subsidiaries. Effective August 13, 1993, the Company acquired, in an exchange of its Common Stock, 100% of the outstanding common stock, preferred stock and common stock warrants of The Redland Group, Inc., Council Bluffs, Iowa, which is engaged in the specialty property and casualty insurance business through its operating subsidiaries with special emphasis on rural and crop coverages. Acceptance concentrates its efforts on insurance programs in which special underwriting, marketing or claims handling approaches give it a competitive advantage in underwriting particular risks and serving the needs of particular geographic regions or groups of insureds or particular insurance agents.

          Prior to acquiring the insurance subsidiaries in April 1990, in addition to active involvement in the real estate business, the Company had been involved primarily in the citrus business through its approximate 52% interest in Orange-co, Inc., a Florida-based citrus grower and processor of citrus products. On May 28, 1992, the Company sold its interest in Orange-co, Inc., to an unaffiliated third party for $31 million in cash.

          The Company holds as real estate investments approximately 33% of Major Realty Corporation ("Major Realty"), a Florida-based real estate company, approximately 993 acres of real estate in Winter Haven, Florida, and approximately 14 acres in the Fort Lauderdale Commerce Center in Fort Lauderdale, Florida. Major Realty currently owns approximately 253 acres of land, principally in Orlando and Tampa, Florida. The Company recently acquired in a merger all of the outstanding common stock of The Major Group, Inc., which had been engaged in the business of providing real estate services to the Company and Major Realty, but is now inactive.


                       RECENT DEVELOPMENTS

          Effective March 31, 1994, the Registrant entered into an Agreement and Plan of Merger with Statewide Insurance Corp. of Phoenix, Inc. ("Statewide"), the exclusive general agent for the Registrant's non-standard automobile insurance program underwritten by Phoenix Indemnity Insurance Company ("Phoenix Indemnity"), and the owner of 20% of the outstanding shares of common stock of Phoenix Indemnity, pursuant to which the Registrant acquired by merger (the "Merger"), in consideration of 266,781 shares of Registrant's common stock, Statewide (except for certain assets and liabilities relating to its agency operations other than the non-standard automobile program, which were divested prior to the Merger).

          On August 13, 1993, the Company acquired 100% of the outstanding shares of common stock, shares of Class B preferred stock and warrants to purchase common stock of The Redland Group, Inc. ("Redland"), through an exchange of an aggregate of up to 1,579,000 shares of the Company's common stock, 240,000 of which are held in escrow until June 30, 1996, pending the outcome of certain contingencies described in the agreements relating to such acquisition. See the Company's Current Report on Form 8-K dated July 2, 1993, and Amendments 1, 2, 3, 4 and 5 thereto on Forms 8-K/A, incorporated herein by reference, for a further description of the acquisition of Redland, and a copy of the Exchange Agreement.

          Effective August 13, 1993, John P. Nelson, President and Chief Executive Officer of Redland, was made a director of the Company, to serve until the next annual meeting of shareholders of the Company, and until his successor is elected and qualified.


                CERTAIN INVESTMENT CONSIDERATIONS

          There are certain risks involved in an investment in the Common Stock. Accordingly, prospective purchasers of the Common
Stock should consider carefully the factors set forth below as well as the other information contained or incorporated in this Prospectus.

Dividend Restrictions

          Management does not anticipate the payment of dividends to holders of Common Stock in the foreseeable future. Because of regulatory limitations, and the terms of the Company's loan agreements, dividends or other cash flow from certain of the insurance subsidiaries to the Company in the foreseeable future are not anticipated.

Risks in Insurance Investments

          Industry Underwriting Losses. Since the last half of the 1980s, there has been severe competition in the property and casualty insurance industry, resulting in a number of years of underwriting losses for the industry. Adverse loss experience in two lines of insurance written by the Company resulted in a strengthening of loss and loss adjustment expense reserves in 1992 by approximately $2.1 million, and in 1993 Redland, prior to its acquisition by the Company, strengthened loss and loss adjustment expense reserves (unrelated to its crop insurance coverages) by approximately $3 million.

          Competition. The property and casualty insurance business is highly competitive, with over 3,000 insurance companies transacting such business in the United States, many of whom have substantially greater financial and other resources, and may offer a broader variety of coverages than those offered by the Company. Beginning in the latter half of the 1980s, there has been severe price competition in the industry which has resulted in a reduction in the volume of premiums written by the Company in some of its lines of business because of its unwillingness to reduce prices to meet competition.

          Unpredictability of Specialty Lines. The Company underwrites both casualty and property coverages in a number of specialty areas of business including multi-peril crop and crop hail coverages, specialty automobile coverage, surplus lines liability and substandard property coverage, liquor liability coverage, used car garage programs, non-standard automobile, workers' compensation and difficult liability risks such as products and unique professional liability coverages. The specialty lines of insurance underwritten by the Company may involve greater risks than more standard property and casualty lines. These risks include a lack of predictability and, in some instances, the absence of a long-term, reliable historical data base. The Company's business and financial performance may be subject to significant fluctuations in underwriting results. The Company depends upon the experience of its underwriting staff and, in some instances, underwriting staffs of its general agents, to screen risks and price its lines of insurance adequately to guard against unanticipated risk exposure.

          Certain of the insurance coverages underwritten by the Company have been written for a limited period of time. The lack of predictability in these crop insurance lines where the Company's history is short, coupled with the volatility of the property and casualty coverages underwritten by the Company generally, makes more difficult the task of estimating reserves for future losses. The crop insurance coverages underwritten by the Company have experienced adverse loss experience over the last two years largely because of unusual and adverse weather conditions which affected crop yields.

          The Company's results also may be influenced by factors influencing the insurance industry generally and which are largely beyond the Company's control. Such factors include (a) weather related catastrophes; (b) taxation and regulatory reform at both the federal and state level; (c) changes in industry standards regarding rating and policy forms; (d) significant changes in judicial attitudes toward liability claims; (e) the cyclical nature of pricing in the industry; and (f) changes in the rate of inflation, interest rates and general economic conditions.

          Capital Needs. Property and casualty insurance is a capital intensive business and the Company is obliged to maintain minimum levels of surplus in its insurance subsidiaries in order to continue writing insurance at current levels or to increase its writings, and also to meet various operating ratio standards established by state insurance regulatory authorities and by insurance rating bureaus. Without additional capital, the Company could be required to curtail growth or even to reduce its volume of present premium writings in order to satisfy state regulations or to maintain its current A- (excellent) rating from A.M. Best. The Company's history is one of continuing premium growth, and it may be expected to require additional capital from time to time, through additional offerings of its securities, increase in its debt or otherwise. The Company continually reviews the surplus needs of its insurance subsidiaries and, while the Company may seek additional funding this year, no plans therefor have been finalized.

          One of the Company's insurance subsidiaries, Redland, was outside the normal range for the year ended December 31, 1993, of the National Association of Insurance Commissioners Insurance Regulatory Information System ("IRIS") ratios in six out of the eleven IRIS ratios. Action is being taken by Redland to improve certain of these ratio results, and, in recognition of the Company's belief that Redland has been undercapitalized, relating to some of the unusual IRIS ratios, on March 31, 1994, the Company contributed an additional $6 million to the surplus of Redland.

Market Overhang

          Currently, approximately 35% of the Company's Common Stock is owned beneficially by certain directors and principal shareholders of the Company, or their affiliates. Should these shareholders elect to sell in the open market the shares held by them, to the extent permitted by the Securities Act, such sale, coupled with the sale of the shares by the Selling Shareholders hereunder, who own approximately 2.68% of such shares, if they elect to sell, could have an adverse impact on the market price of the Common Stock.

          There are outstanding 4,867,211 Warrants to purchase Common Stock for a price of $11.00 per share, which, along with the 97,376 additional warrants to purchase Common Stock at an exercise price of $9.50 per share held primarily by certain principal shareholders or their affiliates, could have a dampening effect on the market price of the Common Stock.

Dependence on Key Personnel

          The future success of the Company depends heavily upon the efforts of its Chairman and Chief Executive Officer, Kenneth C. Coon and its President and Chief Operating Officer, John P. Nelson. If the services of Messrs. Coon and Nelson become unavailable, for any reason, the Company could be affected adversely. Messrs. Coon and Nelson are employed under employment agreements which run from calendar year to calendar year, unless terminated by either party by a one year notice given at the expiration of any year of their employment. The Company has obtained "key-man" life insurance on Mr. Coon in the amount of $5 million and Mr. Nelson in the amount of $2 million. Both individuals have advised the Company that they have no present intention to leave employment with the Company.

                      SELLING SHAREHOLDERS

          The terms of the Agreement and Plan of Merger pursuant to which the Company acquired Statewide require that the Company register shares of the Company's Common Stock issued in connection with the Merger to the Statewide Shareholders under the Registration Statement of which this Prospectus is a part. The following table sets forth the shares of Common Stock owned by the Selling Shareholders before and after the offering of such shares (assuming all shares offered hereby are sold) and the amount of such shares offered. The Selling Shareholders have no obligation to sell any of the shares of Common Stock offered.

                                     Shares Owned                         Shares Owned
                                      Before the                           After the
                   Relationship        Offering           Shares           Offering
                     with the    ____________________      Being       __________________
       Name          Company      Number      Percent     Offered      Number     Percent
       ____        ____________  _________    _______    _________     _______    _______
Robert S. Katz      (1)            145,460      (2)        145,460           0        *
Sharon Braude       None            56,533       *          56,533           0        *
Robert S. Katz,     (1)             10,798       *          10,798           0        *
  Trustee of the
  Richard Steven
  Katz Irrevocable
  Present Interest
  Trust
Robert S. Katz,     (1)             10,798       *          10,798           0        *
  Trustee of the
  Denise Ann Katz
  Irrevocable
  Present Interest
  Trust
Robert S. Katz,     (1)             10,798       *          10,798           0        *
  Trustee of the
  David Eric Katz
  Irrevocable
  Present Interest
  Trust
Robert S. Katz,     (1)             10,798       *          10,798           0        *
  Trustee of the
  Michael Alan
  Braude
  Irrevocable
  Present Interest
  Trust

Robert S. Katz,     (1)             10,798       *          10,798           0        *
  Trustee of the
  Daniel Jay
  Braude
  Irrevocable
  Present Interest
  Trust

Robert S. Katz,     (1)             10,798       *          10,798           0        *
  Trustee of the
  Julianne Braude
  Irrevocable
  Present Interest
  Trust
                                 _________               _________     _______
     Total                         266,781                 266,781           0
_______________

*    Less than one percent.

(1)  Robert S. Katz was the President, Chief Executive Officer and principal shareholder of
     Statewide Insurance Corp. of Phoenix, Inc. (formerly known as Statewide Insurance Corp.)
     ("Statewide I"), an Arizona corporation, prior to the merger of Statewide I and the
     Registrant (the "Merger"), effective March 31, 1994.  See "Recent Developments."  Since
     1988, Statewide had acted as the exclusive general agent for a program of statutory non-
     standard private passenger automobile insurance (the "Statewide Non-Standard Auto
     Program") written by one of the Registrant's subsidiaries, Phoenix Indemnity Insurance
     Company ("Phoenix Indemnity").  The Statewide Non-Standard Auto Program produced approximately 12% of the direct written premiums reported by the Registrant for the year ended December 31, 1993.  Prior to the Merger, Statewide owned 20% of the outstanding shares of common stock of Phoenix Indemnity.  Following the Merger, Mr. Katz will be employed by a newly formed corporation, which bears the name Statewide Insurance Corp.
     ("Statewide II"), as its President and Chief Executive Officer.  Statewide II has
     retained certain assets and liabilities of Statewide I relating to Statewide I's business operations, other than the Non-Standard Auto Program, and additionally has executed a Consulting Agreement with the Registrant to provide exclusive consulting services to the Registrant in the development, marketing, underwriting, reinsurance and claims handling for the nationwide development of the Non-Standard Auto Program.

(2)  Robert S. Katz owns 1.46% of the shares of common stock of the Registrant directly, and an additional 1.22% as trustee of six trusts the beneficiaries of which are his children, a niece and two nephews.  Mr. Katz exercises sole voting and dispositive power.

                         USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.


                      PLAN OF DISTRIBUTION

          The shares of Common Stock offered by the Selling Shareholders may be offered from time-to-time in open market transactions on the NYSE, or in private transactions, or otherwise, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may affect such transactions by selling their shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of any such shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The Selling Shareholders and any broker-dealer acting in connection with the sale of the shares of common stock offered hereby for Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by them, or any profit on resales of the shares of common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act.


                          LEGAL MATTERS

          The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Crosby, Guenzel, Davis, Kessner & Kuester ("Crosby Guenzel"), 134 South 13th Street, Suite 400, Lincoln, Nebraska 68508. A partner of Crosby Guenzel serves as Secretary and General Counsel of the Registrant.


                             EXPERTS

          The Company's audited consolidated balance sheets as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991, and the related financial statement schedules, incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended
December 31, 1993, have been incorporated herein in reliance upon the report of Deloitte & Touche LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

          Redland's consolidated balance sheet as of December 31, 1992, and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity for the year then ended, incorporated by reference herein from the Company's Current Report on Form 8-K, dated July 2, 1993, have been incorporated herein in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing. Redland's audited consolidated balance sheet as of December 31, 1991, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1991, incorporated by reference herein from the Company's Current Report on Form 8-K, dated July 2, 1993, have been incorporated herein in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities to be registered.

     Securities and Exchange Commission
       registration fee . . . . . . . . . . . .   $ 1,070
     New York Stock Exchange listing fee  . . .     3,500
     Accounting fees and expenses . . . . . . .     5,000
     Legal fees and expenses (including
       "Blue Sky" legal fees) . . . . . . . . .    10,000
     Printing and engraving . . . . . . . . . .       100

     Miscellaneous expenses . . . . . . . . . .    15,330
     Transfer Agent and Registrar Fees  . . . .         0
                                                   ______

        Total . . . . . . . . . . . . . . . . .   $35,000
                                                   ======

Item 15.  Indemnification of Directors and Officers

Delaware General Corporation Law.

          The General Corporation Law of Delaware ("Delaware Law") under which the Company is incorporated, permits the Company to indemnify each of its directors and officers against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with litigation or similar proceedings by reason of serving in such capacities if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal actions or proceedings, was not unlawful.

Restated Certificate of Incorporation.

          The Company's Restated Certificate of Incorporation generally provides that directors and officers will be indemnified to the fullest extent permissible under Delaware Law against all expenses (including amounts paid in settlement) incurred in any proceeding (whether or not such proceeding was by or in the right of the Company) in which they were a party because of their position as a director or officer of the Company or because they served at the request of the Company as a director, officer, employee or agent of another corporation or entity.

          The general effect of the indemnification provisions of the Restated Certificate of Incorporation and the Delaware Law is that the Company is required to pay for all expense, liability or loss reasonably incurred by its directors and officers in any action in which they are a party by reason of the fact that they are directors or officers of the Company, except where a court determines that such indemnification is not permissible or that the person seeking indemnification is not entitled to indemnification. The Company is prohibited from making payment for indemnification on account of any matter: (i) regarding remuneration paid to such person if the remuneration was in violation of law; (ii) for an accounting of profits made from the purchase or sale by such person of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934; (iii) brought about or contributed to by the dishonesty of such person if a court establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; (iv) attributable to such person having gained any personal profit or advantage to which he was not entitled; or (v) any matter in respect of which any final decision by a court having competent jurisdiction or other final adjudication shall determine that indemnification is not lawful. The Company's obligations include the payment in advance of the final disposition of a proceeding or expenses incurred by a director or officer in defending such proceeding upon the receipt from such director or officer of an undertaking to repay such expenses if it is ultimately determined that such officer or director is not entitled to indemnification. Directors and officers are entitled to bring suit against the Company, at the Company's expense if successful, for failure to make a requested indemnification and the Company has the burden of proof to show such indemnification to be improper. The indemnification obligations of the Company may be funded through insurance or otherwise.


Item 16.  Exhibits

          See Exhibit Index.

Item 17.  Undertakings

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) The undersigned Registrant hereby undertakes (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registrant Statements: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

          (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on September 2, 1994.

                              ACCEPTANCE INSURANCE COMPANIES INC.

                                   /s/ Kenneth C. Coon
                              By ________________________________
                                   Kenneth C. Coon
                                   Chairman and Chief Executive
                                     Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                    CAPACITY             DATE

/s/ Kenneth C. Coon
______________________   Chairman, Chief        September 2, 1994
Kenneth C. Coon          Executive Officer
                         and Director

/s/ Georgia M. Mace
______________________   Treasurer (Principal   September 2, 1994
Georgia M. Mace          Financial and Chief
                         Accounting Officer)

          *              Director               September 2, 1994
______________________
Jay A. Bielfield


          *              Director               September 2, 1994
______________________
Edward W. Elliott, Jr.


          *              Director               September 2, 1994
_______________________
Robert LeBuhn


          *              Director               September 2, 1994
_______________________
Michael R. McCarthy

          *              Director               September 2, 1994
_______________________
John P. Nelson


          *              Director               September 2, 1994
_______________________
R. L. Richards


          *              Director               September 2, 1994
_______________________
David L. Treadwell


          *              Director               September 2, 1994
_______________________
Doug T. Valassis


      /s/ Donn E. Davis
*By:  ________________________________
      Donn E. Davis, Attorney-in-fact,
      pursuant to powers of attorney
      filed as an exhibit to this
      registration statement

       AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3
                  REGISTRATION NO. 33-53001
                          EXHIBIT INDEX


NUMBER    EXHIBIT DESCRIPTION


4.1 Form of Stock Certificate representing shares of Acceptance Insurance Companies Inc. Common Stock, $.40 par value. Incorporated by reference to the Acceptance
          Insurance Companies Inc. Annual Report on Form 10-K for the year ended December 31, 1992.

4.2       Form of Warrant Certificate representing Acceptance
          Insurance Companies Inc. Warrants. Incorporated by reference to the Acceptance Insurance Companies Inc.
          Annual Report on Form 10-K for the year ended
          December 31, 1992.

5*        Opinion of Crosby, Guenzel, Davis, Kessner & Kuester,
          Counsel for the Registrant.

23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of Price Waterhouse LLP.

23.3      Consent of Crosby, Guenzel, Davis, Kessner & Kuester.


24        Power of Attorney.

28 Schedule P -- Analysis of Losses and Loss Expenses of Consolidated Annual Statement for the year 1993. Incorporated by reference to the Acceptance Insurance Companies Inc. Annual Report on Form 10-K for the year ended December 31, 1993.


   * Previously filed.